QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of ZaZa Energy Corporation for the registration of 4,375,000 shares of common stock and to the incorporation by reference therein of our report dated March 31, 2014, except for the effects of the reverse stock split as described in the footnote 1, as to which the date is March 31, 2015, with respect to the consolidated financial statements of ZaZa Energy Corporation as of and for the year ended December 31, 2013 included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 8, 2015

QuickLinks

  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm